Babson Capital Funds Trust

Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

Effective as of August 21, 2013

WHEREAS, the Board of Trustees of Babson Capital Funds Trust (the “Trust”) has considered the following multi-class plan (the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

THE PLAN

Each now existing and hereafter created series (“Fund”) of the Trust may from time to time issue one or more classes of shares, as detailed in Exhibit A (each a “Class” and collectively, the “Classes”). Each Class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectuses, each as from time to time in effect (each, a “Prospectus”). The differences in expenses between these Classes of shares are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust. Holders of shares of each Class shall have such rivileges as are from time to time set forth in the Trust’s Prospectus. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of any Fund.

CLASS CHARACTERISTICS

Shares of each Class of a Fund represent interests in the assets of such Fund. Certain Classes differ with respect to the amount of fees payable for distribution and/or shareholder servicing under a plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”)

EXPENSE ALLOCATIONS

Shares of each Class pay Rule 12b-1 Fees and/or Shareholder Servicing Fees, as described in Exhibit A. Each Class may, at the Trustees’ discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than the other Classes (“Class Expenses”). All other expenses will be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of a particular Fund attributable to that Class. Expenses may be waived or reimbursed by a Fund’s adviser, underwriter or any other provider of services to the Fund.

VOTING RIGHTS

Each Class of shares of each Fund has identical voting rights except that each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to that Class, and has separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as to which one or more Classes do not have exclusive voting rights, all Classes of shares of a Fund will vote together, except when a Class vote is required by the 1940 Act.

AMENDMENTS

The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

EXHIBIT A

BABSON GLOBAL FLOATING RATE FUND:

CLASS NAME	RULE 12B-1 FEE
CLASS A	AN ANNUAL RATE OF UP TO 0.25% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.
CLASS C SHARES	AN ANNUAL RATE OF UP TO 1.00% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.

BABSON GLOBAL CREDIT INCOME OPPORTUNITIES FUND:

CLASS NAME	RULE 12B-1 FEE
CLASS A AND CLASS C SHARES	AN ANNUAL RATE OF UP TO 0.25% OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.
CLASS C SHARES	AN ANNUAL RATE OF UP TO 1.00 % OF THE FUND’S AVERAGE DAILY NET ASSETS ATTRIBUTABLE TO THE CLASS.